Exhibit 10.5

THIRD AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT

This Third Amendment to Real Estate Purchase and Sale (this "Amendment") is made effective as of June 10, 2021 by and between Stoneridge, Inc., an Ohio corporation (“Seller”) and Sun Life Assurance Company of Canada, a Canadian corporation (“Buyer”).

Seller and Buyer are parties to that certain Real Estate Purchase and Sale Agreement with an Effective Date of May 7, 2021, as amended by a First Amendment to Real Estate Purchase and Sale Agreement dated May 20, 2021, and a Second Amendment to Real Estate Purchase and Sale Agreement dated May 27, 2021 (as so amended, the "Agreement of Sale”), pursuant to which Buyer agreed to acquire from Seller certain real property known as 300 Dan Road, Canton, Massachusetts, as more particularly described in the Agreement of Sale. Seller and Buyer now desire to amend the Agreement of Sale.

Now therefore, in consideration of the terms and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree to amend the Agreement of Sale as follows:

1.Study Period.  The Seller and Buyer agree that upon execution of this Amendment the Study Period shall be deemed to have ended without Buyer having given its Study Period Termination Notice, and Buyer hereby waives its right to give the Study Period Termination Notice.

2.Closing Date.  The Seller and Buyer agree that Section 1.4 of the Agreement of Sale is amended such that the Closing Date shall now be on Thursday, June 17th, 2021.

3. Purchase Price Reduction.  The Seller and Buyer agree that Section 1.19 of the Agreement of Sale is hereby amended such that the Purchase Price shall now be  THIRTY SEVEN MILLION NINE HUNDRED THOUSAND and 00/100 Dollars ($37,900,000.00), subject to adjustments as set forth in the Agreement of Sale, to be paid by Buyer at Closing by wire transfer or immediately available federal funds.

4.  Tenant Estoppel.   The Buyer agrees that the Estoppel Certificate referenced in Section 6.7(a)(5) of the Agreement of Sale has been received by Buyer and is in a form satisfactory to Buyer, and therefore the condition to Buyer’s obligation to consummate the acquisition of the Property as set forth in said Section 6.7(a)(5) has been fulfilled.

5.Miscellaneous.  As amended hereby, the Agreement of Sale remains in full force and effect.  In the event of conflict between the terms and conditions of the Agreement of Sale and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.  This Amendment may be executed in one or more counterparts.  Delivery of an executed counterpart of a signature page to this Amendment by Docu-Sign or PDF by email shall be as effective as delivery of an original executed counterpart of this Amendment.  All terms used in this Amendment, unless otherwise defined herein, shall have the same meaning as those same terms have in the Agreement of Sale.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above.

BUYER:

SUN LIFE ASSURANCE COMPANY OF CANADA

By: BentallGreenOak (U.S.) Limited Partnership, a Delaware limited partnership, its general partner

By: BentallGreenOak (U.S.) GP, LLC, a Delaware limited liability company, its general partner

By: /s/ Kevin Rivest

Name: Kevin Rivest

Title: Managing Director

By: /s/ Kevin Yen

Name: Kevin Yen

Title: Vice President

SELLER:

STONERIDGE, INC.

By: /s/ Robert R. Krakowiak

Name: Robert R. Krakowiak

Title: Executive Vice President - CFO